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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             REGISTRATION STATEMENT
                                  ON FORM S-3
                                     Under
                           THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         WASHINGTON                                  91-1144442
(State or other jurisdiction                        (IRS Employer
of incorporation or organization)                 Identification No.)

                               ONE MICROSOFT WAY
                        REDMOND, WASHINGTON  98052-6399
                                 (206) 882-8080
- --------------------------------------------------------------------------------
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                                executive office)

                            Robert A. Eshelman, Esq.
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                 (206) 882-8080
- --------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                                Richard B. Dodd
                             Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington  98104-7078

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
         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
                                     [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:

                                     [X]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 89(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE


    TITLE OF EACH
       CLASS OF                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
   SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
      REGISTERED           REGISTERED              SHARE*             PRICE*            REGISTRATION FEE
   ----------------       ------------      ------------------   ------------------     ----------------
 Common Stock, par       22,898 shares         $76.445             $1,750,437.61           $603.60
 value $.00005


* Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 24, 1995, as reported on the Nasdaq Stock Market.

                The Index to Exhibits is located at Page II-4.

                                   PROSPECTUS

                             MICROSOFT CORPORATION
                         22,898  Shares of Common Stock
                         Par Value of $.00005 Per Share

         This Prospectus relates to up to 22,898 shares of common stock (the "Shares") of Microsoft Corporation (the "Company") which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares estimated to be approximately $5,000.

         The Shares are registered as a result of the merger (the "Merger") of SOFTIMAGE Inc., a company organized under the laws of Quebec ("SOFTIMAGE") and Imageware Research and Development Inc., a company organized under the laws of Ontario ("Imageware"). SOFTIMAGE is a wholly- owned subsidiary the Company.

         The Company has been advised by each Selling Shareholder that, subject to the terms of the Agreements, he expects to offer his shares through brokers and dealers to be selected by him from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Subject to the terms of the Agreements, each Selling Shareholder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Shareholder the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholder under this Prospectus. Subject to the terms of the Agreements, each Selling Shareholder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. Each Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Shares trade on The Nasdaq Stock Market under the symbol "MSFT". The average of the high and low prices of the Shares as reported on The Nasdaq Stock Market on April 24, 1995 was $76.445 per share.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
              AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 27, 1995.

All of the securities to be registered hereby are to be offered for the account of security holders.

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's common stock is traded as "National Market Securities" on The Nasdaq Stock Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994.

         2.      The Company's Proxy Statement dated September 27, 1994.

         3. The Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1994.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994

         5       The description of the Common Stock of the Company which is contained in the Form 8-A registration statement of the Company filed pursuant to the Securities Exchange Act of 1934 under Commission file number 0-14278, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Microsoft Corporation One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080, Attention: David Corning.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  THE COMPANY

         Microsoft Corporation, a Washington corporation, has its principal executive offices at One Microsoft Way, Redmond, Washington 98052- 6399, telephone number (206) 882-8080. Microsoft was founded as a partnership in 1975 and was incorporated in 1981. The Company designs, develops, markets, and supports a product line of systems and applications microcomputer software for business and professional use. The Company offers several operating systems products, computer language products in a number of computer languages, multimedia software, and business applications software products in several categories, including word processing, spreadsheet, file management, graphics, and project management. The Company's products are available for 16-bit and 32-bit microcomputers, including IBM, Tandy, Apple, COMPAQ, Packard Bell, Olivetti, AT&T, Zenith, Wang, Hewlett-Packard, DEC, Siemens, Mitsubishi, NEC, and others. Microsoft develops most of its software products internally using proprietary development tools and methodology. The Company markets and distributes its products domestically and internationally through the original equipment manufacturer ("OEM") channel and through the retail channel primarily by means of independent distributors and dealers and by direct marketing to corporate, governmental, educational, and individual customers.

                              SELLING SHAREHOLDERS

        All of the shares offered hereby were acquired by the listed individuals in connection with the acquisition of Imageware by SOFTIMAGE. None of the Selling Shareholders have any material relationship with the Company. The Shares may be sold pursuant to this offering or pursuant to an exemption from registration under Rule 144 as promulgated by the Commission, assuming all conditions of such rule are satisfied.

                               No. of Shares
    Name of                   Owned Prior to           Shares Offered          No. of Shares Owned
Selling Shareholders (1)        Offering (2)               Hereby                After Offering
- ------------------------      --------------           --------------          -------------------
Ian C. Jaffray                   14,988                     9,992                   4,996
Christopher J. Wallace            6,453                     6,453                       0
John F. Bronskill                 6,453                     6,453                       0
                                 ------                    ------                   -----
Total                            27,894                    22,898                   4,996

         (1) None of the Selling Shareholders held any office with the Company during the last three years.

         (2) All amounts are less than 1% of the issued and outstanding shares of common stock of the Company.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby by the Company will be passed upon for the Company by Preston Gates & Ellis, Seattle, Washington. Attorneys in that firm own an aggregate of approximately 63,000 shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements of the Company as of June 30, 1994, and 1993 and for each of the three years in the period ended June 30, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

                                   Registration Fee--                            $  603.60
                                   Securities and Exchange Commission
                                   Accountant's Fees                              1,000.00
                                   Legal Fees                                     3,000.00
                                   Miscellaneous                                    100.00
                                                                                 ---------
                                           Total                                 $ 4703.60
                                                                                 =========

Item 15.         Indemnification of Directors and Officers.

         Article XII of the Restated Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         The directors and officers of the Company are entitled to indemnification by the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of a Selling Shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder (or his donees, legatees, and pledgees) or such underwriter.

Item 16.         List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.         Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on the 27th day of April, 1995.

                                       MICROSOFT CORPORATION


                                       /s/ William H. Gates
                                       ----------------------------------
                                       William H. Gates, Chairman and CEO




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ William H. Gates                                      Dated April 27, 1995
- ----------------------------------
William H. Gates
Chairman and CEO, and Director
Principal Executive Officer



/s/ Michael W. Brown                                      Dated April 27, 1995
- ----------------------------------
Michael W. Brown
Vice President, Finance and CFO
Principal Financial Officer and Principal Accounting Officer


Directors:                                 )              Dated April 27, 1995
         Paul G. Allen                     )
         Richard A. Hackborn               )
         David F. Marquardt                )              By /s/ William H. Neukom
                                                          -------------------------------
         Robert D. O'Brien                 )                   William H. Neukom
         William G. Reed, Jr.              )              Pursuant to a Power of Attorney
         Jon A. Shirley                    )              dated April 14 through 17, 1995.

                               INDEX TO EXHIBITS

Exhibit No.                                        Description                                 Page or Footnote
- -----------                                        -----------                                 ----------------
3.1                               Restated Articles of Incorporation                                  (1)
3.2                               Bylaws                                                              (1)
5                                 Opinion of Counsel re: legality
13                                1994 Annual Report to Shareholders                                  (1)
23.1                              Consent of Deloitte & Touche LLP
23.2                              Consent of Preston Gates & Ellis                                    (2)
24                                Power of Attorney





__________________________________

(1) Incorporated by reference to Microsoft's Form 10-K for the fiscal year ended June 30, 1994.
(2) Contained within Exhibit 5.